Exhibit 99.1

Press Release

CONTACT:

Jarrod Langhans

Investor Relations

Tel: (813) 313-1732

Investorrelations@cott.com

COTT REPORTS THIRD QUARTER 2014 RESULTS AND

DECLARES DIVIDEND AS DIVERSIFICATION STRATEGY

CONTINUES TO STABILIZE VOLUMES

(Unless stated otherwise, all third quarter 2014 comparisons are relative to the third quarter of 2013; all information is in U.S. dollars. Certain terms used in this press release are defined below.)

TORONTO, ON and TAMPA, FL – October 29, 2014 – Cott Corporation (NYSE:COT; TSX:BCB) today announced its results for the third quarter ended September 27, 2014 and the declaration of a quarterly dividend of $0.06 per common share.

THIRD QUARTER 2014 HIGHLIGHTS

•	Total volume was flat in servings (see “Defined Terms” for definition of servings). Excluding concentrate, volume was lower by 2% in servings.

•	Revenue of $535 million was lower by 1% compared to $543 million.

•	Gross profit was $64 million compared to $65 million in the prior year while gross profit as a percentage of revenue was 11.9% compared to 12.0%.

•	Adjusted free cash flow was $54 million excluding the $4 million in cash costs associated with the purchase of $79 million of its 8.125% senior notes due 2018 (the “2018 Notes”). Reported free cash flow was $50 million.

•	Adjusted net income and adjusted earnings per diluted share were $6 million and $0.07, respectively, compared to adjusted net income of $14 million and adjusted earnings per diluted share of $0.14 in the prior year. Reported net income and earnings per diluted share were $0.4 million and nil, respectively.

•	Consistent with Cott’s recently announced strategic priorities designed to build long-term shareowner value:

•	The North American Business Unit continued to expand its contract manufacturing business, growing by over 80% or 5 million serving equivalent cases, bringing the nine month year to date growth in contract manufacturing to over 18 million servings equivalent cases.

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•	Approximately $10.2 million was returned to shareowners through the combination of our quarterly dividend of $0.06 per share (an approximate aggregate payment of $5.6 million) and the repurchase of 640,000 shares for approximately $4.6 million under our share repurchase program.

“Our global volume continued to stabilize in the quarter due to an 80% growth in North American contract manufacturing volumes, the addition of Aimia Foods volumes, and a slightly less aggressive large format retail National Brand promotional environment,” commented Jerry Fowden, Cott’s Chief Executive Officer. “Our more stable volume, revenue and gross margin, alongside new contract manufacturing wins and our continued diversification, better positions the business for the future,” continued Jerry Fowden. “I am also pleased with our return of over $10 million to shareowners within the quarter.”

THIRD QUARTER 2014 GLOBAL PERFORMANCES

-	Total volume was flat in servings. Excluding concentrate volume, volume was lower by 2% in servings. Volume continued to stabilize in the quarter as growth in contract manufacturing, concentrate volume, the addition of Aimia Foods volumes, and a slightly less aggressive large format retail National Brand pricing and promotional environment that started to emerge recently. These gains were largely offset by the decline in North American carbonated soft drink (“CSD”) volume as well as a general U.K. market decline in the quarter resulting from a colder summer season when compared to the heat wave that occurred in the prior year.

-	Revenue was lower by 1% (4% excluding the impact of foreign exchange) at $535 million. The revenue decline was due primarily to a continued product mix shift into contract manufacturing (the revenue associated with contract manufacturing does not include a charge for ingredients and packaging as the customer typically provides these commodities and thus bears the risk of commodity cost increases), the competitive pricing environment and a general U.K. market decline in the quarter resulting from a colder summer season when compared to the heat wave that occurred in the prior year.

-	Gross profit was $64 million compared to $65 million in the prior year, while gross profit as a percentage of revenue was 11.9% compared to 12.0%.

-

Selling, general and administrative (“SG&A”) expenses of $45 million were higher by $7 million compared to $38 million. This increase in SG&A expenses was due primarily to expenses associated with the Aimia Foods business, lower employee-related incentive costs and the reversal of certain

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long term incentive accruals both in the prior year, and increased third party fees associated with acquisition activity and information technology implementations.

-	Interest expense decreased by over 30% to $9 million. The decline in interest expense was due primarily to reduced interest expense resulting from the redemption of our 8.375% senior notes due 2017.

-	Other expense was $5.4 million compared to other income of $0.7 million as a result of $4.6 million in costs associated with the redemption of $79 million of the 2018 Notes in the quarter as well as foreign exchange losses in the quarter versus foreign exchange gains in the prior year.

-	Income tax expense was approximately $1.8 million compared to $0.1 million.

-	Adjusted EBITDA was $46 million compared to $54 million. The reduction in Adjusted EBITDA was due predominantly from an increase in SG&A expenses. Reported EBITDA was $40 million compared to $52 million.

-	Adjusted net income and adjusted earnings per diluted share were $6 million and $0.07, respectively, compared to adjusted net income of $14 million and adjusted earnings per diluted share of $0.14 in the prior year. Reported net income and earnings per diluted share were $0.4 million and nil, respectively, compared to reported net income and earnings per diluted share of $12 million and $0.13, respectively, in the prior year.

-	Adjusted free cash flow was $54 million excluding the $4 million in cash costs associated with the purchase of $79 million of the 2018 Notes. Reported free cash flow was $50 million, reflecting $61 million of net cash provided by operating activities less $11 million of capital expenditures. Adjusted free cash flow was $27 million through the first nine months of the fiscal year compared to $18 million in the prior year. Reported free cash flow was $6 million through the first nine months of the fiscal year, reflecting $37 million of net cash provided by operating activities less $31 million of capital expenditures.

THIRD QUARTER 2014 REPORTING SEGMENT PERFORMANCE

-	North America volume decreased 3% in total servings. Excluding concentrate volume, volume was lower by 4% in servings. Revenue was lower by 10% (9% excluding the impact of foreign exchange) at $346 million due primarily to the continued competitive pricing environment and an overall product mix shift into contract manufacturing. Revenue associated with contract manufacturing typically does not include a charge for ingredients and packaging as the customer provides these commodities and thus bears the risk of commodity cost increases.

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-	U.K. volume increased 2% in total servings. Excluding concentrate volume, volume increased 2% in servings. Revenue increased 20% (11% excluding the impact of foreign exchange) at $172 million due primarily to additional revenues from the Aimia Foods business and a product mix shift in the core U.K. business, offset in part by a U.K. market decline in the quarter resulting from a colder summer season when compared to the heat wave that occurred in the prior year.

-	All Other revenue remained flat at $17 million. Cott’s All Other reporting segment includes Cott’s Mexico operating segment, Royal Crown International operating segment and other miscellaneous expenses (prior year information has been updated to reflect this change in reporting segments made in the fourth quarter of 2013).

DECLARATION OF DIVIDEND

Our Board of Directors has declared a dividend of $0.06 per share on common shares, payable in cash on December 11, 2014 to shareowners of record at the close of business on December 1, 2014.

SHARE REPURCHASE PROGRAM

Cott repurchased approximately 640,000 shares at an average price of $7.11, totaling approximately $4.6 million, during the third quarter under its share repurchase program. Cott intends to manage this program opportunistically. Based on Cott’s current view of the operating environment, Cott expects to return up to 50% of free cash flow to its shareowners via an ongoing dividend and share repurchases.

The share repurchase program authorizes the repurchase of up to 5% of Cott’s outstanding common shares over a 12-month period commencing on May 22, 2014, subject to compliance with the annual limits established by the Toronto Stock Exchange. Cott may repurchase its common shares under the program in open market transactions and privately negotiated repurchases through either a 10b5-1 automatic trading plan or at management’s discretion in compliance with regulatory requirements, and given market, cost and other considerations.

There can be no assurance as to the precise number of shares, if any, that will be repurchased under the share repurchase program in the future, or the aggregate dollar amount of the shares actually purchased. Cott may discontinue purchases at any time, subject to compliance with applicable regulatory requirements. Shares purchased pursuant to the share repurchase program are cancelled.

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THIRD QUARTER RESULTS CONFERENCE CALL

Cott Corporation will host a conference call today, October 29, 2014, at 10:00 a.m. EDT, to discuss third quarter results, which can be accessed as follows:

North America: (877) 407-8031

International: (201) 689-8031

A live audio webcast will be available through Cott’s website at http://www.cott.com. The earnings conference call will be recorded and archived for playback on the investor relations section of the website for a period of two weeks following the event.

ABOUT COTT CORPORATION

Cott is one of the world’s largest producers of beverages on behalf of retailers, brand owners and distributors. Cott produces multiple types of beverages in a variety of packaging formats and sizes, including carbonated soft drinks, 100% shelf stable juice and juice-based products, clear, still and sparkling flavored waters, energy drinks and shots, sports drinks, new age beverages, ready-to-drink teas, beverage concentrates, liquid enhancers, freezables and ready-to-drink alcoholic beverages, as well as hot chocolate, coffee, malt drinks, creamers/whiteners and cereals. Cott’s large manufacturing footprint, substantial research and development capability and high-level of quality and customer service enables Cott to offer its customers a strong value-added proposition of low cost, high quality products. With over 4,000 employees, Cott operates manufacturing facilities in the United States, Canada, the United Kingdom and Mexico. Cott also develops and manufactures beverage concentrates which it exports to approximately 50 countries around the world.

Defined Terms

Certain defined terms used in this press release include the following. “GAAP” means U.S. generally accepted accounting principles. “Adjusted gross profit as a percentage of revenue” means GAAP gross profit excluding purchase accounting inventory step-up, divided by GAAP revenue. “Adjusted net income (loss)” means GAAP earnings (loss) excluding purchase accounting adjustments, integration expenses, restructuring expenses and bond redemption costs. “Adjusted earnings (loss) per diluted share” means adjusted net income (loss) divided by diluted weighted average outstanding shares. “EBITDA” means GAAP earnings (loss) before interest, taxes, depreciation and amortization. “Adjusted EBITDA” means GAAP earnings (loss) before interest, taxes, depreciation and amortization, excluding purchase accounting adjustments, integration expenses, restructuring expenses and bond redemption costs. “Adjusted SG&A” means GAAP selling, general and administrative expenses, excluding acquisition and integration costs. “Free cash flow” is GAAP net cash provided by operating activities excluding capital expenditures. “Adjusted free cash flow” is free cash flow excluding bond redemption

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cash costs. See the accompanying reconciliations of these non-GAAP measures to the corresponding GAAP measures, as well as the “Non-GAAP Measures” paragraph below.

With the acquisition of Aimia Foods, Cott has further diversified its product portfolio to include food and beverage products that are typically measured for consumption on an individual serving size basis rather than in the 8 oz. equivalent measurement that Cott has used historically to report its volumes. As a result, Cott has determined to report its volumes on an individual serving size basis by converting its volume into servings based on the U.S. Food and Drug Administration guidelines for single-serving sizes of its products. Previously reported volumes in prior periods have been adjusted to conform to this new measurement standard.

Non-GAAP Measures

To supplement its reporting of financial measures determined in accordance with GAAP, Cott utilizes certain non-GAAP financial measures. Cott excludes from GAAP revenue the impact of foreign exchange to separate the impact of currency exchange rate changes from Cott’s results of operations. Cott utilizes adjusted gross profit as a percentage of revenue, adjusted net income (loss), adjusted earnings (loss) per diluted share, EBITDA, adjusted EBITDA, and adjusted SG&A to separate the impact of certain items from the underlying business. Because Cott uses these adjusted financial results in the management of its business, management believes this supplemental information is useful to investors for their independent evaluation and understanding of Cott’s underlying business performance and the performance of its management. Additionally, Cott supplements its reporting of net cash provided by operating activities determined in accordance with GAAP by excluding capital expenditures to present free cash flow, and by excluding bond redemption cash costs to present adjusted free cash flow, which management believes provides useful information to investors about the amount of cash generated by the business that, after the acquisition of property and equipment as well as after bond redemption costs, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, paying dividends, and strengthening the balance sheet. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, Cott’s financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release reflect management’s judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management’s expectations as to the future based

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on plans, estimates and projections at the time Cott makes the statements. Forward-looking statements involve inherent risks and uncertainties and Cott cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include, but are not limited to, statements related to the execution of our strategic priorities, the declaration of future dividends, the amount of shares that may be repurchased under the share repurchase program, future financial and operating trends and results and related matters. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: our ability to compete successfully in a highly competitive beverage category; changes in consumer tastes and preferences for existing products and our ability to develop and timely launch new products that appeal to such changing consumer tastes and preferences; a loss of or a reduction in business with key customers, particularly Walmart; fluctuations in commodity prices and our ability to pass on increased costs to our customers, and the impact of those increased prices on our volumes; our ability to manage our operations successfully; our ability to fully realize the potential benefit of acquisitions or other strategic opportunities that we pursue; our ability realize the expected benefits of the Aimia Foods acquisition because of integration difficulties and other challenges; risks associated with the purchase agreement in connection with the Aimia Foods acquisition; the effectiveness of Aimia Foods’ system of internal control over financial reporting; currency fluctuations that adversely affect the exchange between the U.S. dollar and the British pound sterling, the Euro, the Canadian dollar, the Mexican peso and other currencies; our ability to maintain favorable arrangements and relationships with our suppliers; our substantial indebtedness and our ability to meet our obligations under our debt agreements, and risks of further increases to our indebtedness; our ability to maintain compliance with the covenants and conditions under our debt agreements; fluctuations in interest rates, which could increase our borrowing costs; credit rating changes; the impact of global financial events on our financial results; our ability to fully realize the expected cost savings and/or operating efficiencies from our restructuring activities; any disruption to production at our beverage concentrates or other manufacturing facilities; our ability to protect our intellectual property; compliance with product health and safety standards; liability for injury or illness caused by the consumption of contaminated products; liability and damage to our reputation as a result of litigation or legal proceedings; changes in the legal and regulatory environment in which we operate; the impact of proposed taxes on soda and other sugary drinks; enforcement of compliance with the Ontario Environmental Protection Act; unseasonably cold or wet weather, which could reduce the demand for our beverages; the impact of national, regional and global events, including those of a political, economic, business and competitive nature; our ability to recruit, retain, and integrate new management; our exposure to intangible asset risk; our ability to renew our collective bargaining agreements on satisfactory terms; disruptions in our information systems; or the volatility of our stock price.

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The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Cott’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings with the securities commissions. Cott does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

Website: www.cott.com

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EXHIBIT 1

COTT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions of U.S. dollars, except share and per share amounts, U.S. GAAP)

Unaudited

	For the Three Months Ended		For the Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Revenue, net	$535.0	$543.2	$1,561.0	$1,612.4
Cost of sales	471.5	478.2	1,373.4	1,414.4

Gross profit	63.5	65.0	187.6	198.0
Selling, general and administrative expenses	45.0	37.9	134.2	120.9
Loss on disposal of property, plant & equipment	0.7	1.1	1.2	1.4
Restructuring and asset impairments
Restructuring	0.1	—	2.4	2.0
Asset impairments	(0.2)	—	1.7	—

Operating income	17.9	26.0	48.1	73.7
Other expense (income), net	5.4	(0.7)	22.9	(0.4)
Interest expense, net	9.0	13.3	27.2	39.4

Income (loss) before income taxes	3.5	13.4	(2.0)	34.7
Income tax expense	1.8	0.1	3.4	2.3

Net income (loss)	$1.7	$13.3	$(5.4)	$32.4
Less: Net income attributable to non-controlling interests	1.3	1.3	4.1	3.9

Net income (loss) attributed to Cott Corporation	$0.4	$12.0	$(9.5)	$28.5

Net income (loss) per common share attributed to Cott Corporation
Basic	$—	$0.13	$(0.10)	$0.30
Diluted	$—	$0.13	$(0.10)	$0.30
Weighted average outstanding shares (millions) attributed to Cott Corporation
Basic	93.6	94.2	94.1	94.9
Diluted	94.3	94.8	94.1	95.8
Dividends declared per share	$0.06	$0.06	$0.18	$0.18

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EXHIBIT 2

COTT CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share amounts, U.S. GAAP)

Unaudited

	September 27, 2014	December 28, 2013
ASSETS
Current assets
Cash & cash equivalents	$47.4	$47.2
Accounts receivable, net of allowance	250.2	204.4
Income taxes recoverable	1.0	1.1
Inventories	230.9	233.1
Prepaid expenses and other current assets	24.1	19.3

Total current assets	553.6	505.1
Property, plant & equipment, net	462.5	483.7
Goodwill	187.1	137.3
Intangibles and other assets, net	364.6	296.2
Deferred income taxes	5.4	3.6
Other tax receivable	0.3	0.2

Total assets	$1,573.5	$1,426.1

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$69.3	$50.8
Current maturities of long-term debt	4.1	3.9
Accounts payable and accrued liabilities	297.5	298.2

Total current liabilities	370.9	352.9
Long-term debt	535.5	403.5
Deferred income taxes	63.1	41.5
Other long-term liabilities	38.8	22.3

Total liabilities	1,008.3	820.2
Equity
Capital stock, no par - 93,438,440 (December 28, 2013 - 94,238,190) shares issued	389.4	392.8
Additional paid-in-capital	47.9	44.1
Retained earnings	147.4	176.3
Accumulated other comprehensive loss	(26.0)	(16.8)

Total Cott Corporation equity	558.7	596.4
Non-controlling interests	6.5	9.5

Total equity	565.2	605.9

Total liabilities and equity	$1,573.5	$1,426.1

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EXHIBIT 3

COTT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions of U.S. dollars)

Unaudited

	For the Three Months Ended		For the Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Operating Activities
Net income (loss)	$1.7	$13.3	$(5.4)	$32.4
Depreciation & amortization	27.2	25.1	78.5	74.7
Amortization of financing fees	0.7	0.7	1.9	2.2
Share-based compensation expense	1.5	1.1	4.9	3.6
Increase in deferred income taxes	2.2	0.3	3.7	1.9
Write-off of financing fees and discount	0.8	—	4.1	—
Loss on disposal of property, plant & equipment	0.7	1.1	1.2	1.4
Asset impairments	(0.2)	—	1.7	—
Other non-cash items	—	—	(0.7)	0.2
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	27.2	19.0	(39.1)	(38.8)
Inventories	17.4	26.6	9.8	15.8
Prepaid expenses and other current assets	(0.5)	—	(1.5)	(2.0)
Other assets	—	6.1	(0.2)	6.0
Accounts payable and accrued liabilities, and other liabilities	(17.5)	(6.0)	(20.2)	(34.9)
Income taxes recoverable	(0.7)	0.1	(1.1)	0.4

Net cash provided by operating activities	60.5	87.4	37.6	62.9

Investing Activities
Acquisitions, net of cash received	—	(4.7)	(80.8)	(11.2)
Additions to property, plant & equipment	(10.8)	(10.2)	(31.4)	(44.7)
Additions to intangibles and other assets	(1.5)	(2.1)	(4.3)	(4.0)
Proceeds from sale of property, plant & equipment	1.6	0.2	1.6	0.2
Proceeds from insurance recoveries	—	—	—	0.4

Net cash used in investing activities	(10.7)	(16.8)	(114.9)	(59.3)

Financing Activities
Payments of long-term debt	(80.1)	(0.6)	(392.6)	(20.2)
Issuance of long-term debt	—	—	525.0	—
Borrowings under ABL	191.1	—	474.3	—
Payments under ABL	(156.0)	—	(455.4)	—
Distributions to non-controlling interests	(2.4)	(2.2)	(7.2)	(5.0)
Financing fees	(1.2)	(0.1)	(9.1)	(0.1)
Common shares repurchased and cancelled	(4.6)	(4.5)	(7.7)	(12.9)
Dividends to shareholders	(5.6)	(5.5)	(16.4)	(16.7)
Payment of deferred consideration for acquisitions	(32.4)	—	(32.4)	—

Net cash (used in) provided by financing activities	(91.2)	(12.9)	78.5	(54.9)

Effect of exchange rate changes on cash	(2.1)	1.3	(1.0)	(2.3)

Net (decrease) increase in cash & cash equivalents	(43.5)	59.0	0.2	(53.6)
Cash & cash equivalents, beginning of period	90.9	66.8	47.2	179.4

Cash & cash equivalents, end of period	$47.4	$125.8	$47.4	$125.8

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EXHIBIT 4

COTT CORPORATION

SEGMENT INFORMATION

(in millions of U.S. dollars, except percentage amounts, U.S. GAAP)

Unaudited

	For the Three Months Ended		For the Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Revenue
North America	$346.2	$383.3	$1,064.4	$1,194.6
United Kingdom	172.0	142.9	446.7	368.2
All Other	16.8	17.0	49.9	49.6

Total	$535.0	$543.2	$1,561.0	$1,612.4

Operating income (loss)
North America	$8.2	$17.6	$25.6	$58.1
United Kingdom	10.3	9.5	23.3	18.6
All Other	2.4	1.9	8.0	5.8
Corporate	(3.0)	(3.0)	(8.8)	(8.8)

Total	$17.9	$26.0	$48.1	$73.7

Change in servings - including concentrate
North America	(3.5)%		(4.0)%
United Kingdom	1.8%		4.4%
All Other	7.2%		2.1%

Total	0.2%		(0.8)%

Change in servings - excluding concentrate
North America	(3.6)%		(5.4)%
United Kingdom	2.4%		6.3%
All Other	(22.0)%		2.3%

Total	(2.4)%		(1.9)%

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EXHIBIT 5

COTT CORPORATION

SEGMENT INFORMATION BY PRODUCT CATEGORY

For the Three Months Ended September 27, 2014
	North America	United Kingdom	All Other	Total
Change in servings
Carbonated soft drinks	(8.2)%	(2.1)%	(20.0)%	(6.9)%
Juice and drinks	0.4%	(12.0)%	(50.0)%	(1.0)%
Concentrate	(2.7)%	(14.8)%	11.0%	7.2%
Sparkling Waters/Mixers	1.2%	(11.5)%	0.0%	(2.2)%
Energy	7.7%	4.1%	0.0%	4.0%
All other products	(1.8)%	14.5%	(30.4)%	4.1%

Total	(3.5)%	1.8%	7.2%	0.2%

For the Nine Months Ended September 27, 2014
	North America	United Kingdom	All Other	Total
Change in servings
Carbonated soft drinks	(13.0)%	2.5%	(50.8)%	(10.4)%
Juice and drinks	4.9%	47.9%	0.0%	7.2%
Concentrate	6.5%	(26.1)%	2.1%	1.9%
Sparkling Waters/Mixers	2.9%	(4.3)%	(53.3)%	(0.1)%
Energy	5.4%	(7.3)%	37.5%	(0.7)%
All other products	(8.3)%	17.2%	44.4%	8.2%

Total	(4.0)%	4.4%	2.1%	(0.8)%

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EXHIBIT 6

COTT CORPORATION

SUPPLEMENTARY INFORMATION - NON-GAAP - Analysis of Revenue by Reporting Segment

Unaudited

	For the Three Months Ended
(in millions of U.S. dollars, except percentage amounts)	September 27, 2014
	Cott[1]	North America	United Kingdom	All Other
Change in revenue	$(8.2)	$(37.1)	$29.1	$(0.2)
Impact of foreign exchange[2]	(11.6)	1.7	(13.4)	0.1

Change excluding foreign exchange	$(19.8)	$(35.4)	$15.7	$(0.1)

Percentage change in revenue	(1.5)%	(9.7)%	20.4%	(1.2)%

Percentage change in revenue excluding foreign exchange	(3.6)%	(9.2)%	11.0%	(0.6)%

	For the Nine Months Ended
(in millions of U.S. dollars, except percentage amounts)	September 27, 2014
	Cott[1]	North America	United Kingdom	All Other
Change in revenue	$(51.4)	$(130.2)	$78.5	$0.3
Impact of foreign exchange[2]	(25.5)	7.9	(34.0)	0.6

Change excluding foreign exchange	$(76.9)	$(122.3)	$44.5	$0.9

Percentage change in revenue	(3.2)%	(10.9)%	21.3%	0.6%

Percentage change in revenue excluding foreign exchange	(4.8)%	(10.2)%	12.1%	1.8%

[1]	Cott includes the following reporting segments: North America, United Kingdom and All Other.
[2]	Impact of foreign exchange is the difference between the current year’s revenue translated utilizing the current year’s average foreign exchange rates less the current year’s revenue translated utilizing the prior year’s average foreign exchange rates.

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EXHIBIT 7

COTT CORPORATION

SUPPLEMENTARY INFORMATION - NON-GAAP - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION

(EBITDA)

(in millions of U.S. dollars)

Unaudited

	For the Three Months Ended		For the Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Net income (loss) attributed to Cott Corporation	$0.4	$12.0	$(9.5)	$28.5
Interest expense, net	9.0	13.3	27.2	39.4
Income tax expense	1.8	0.1	3.4	2.3
Depreciation & amortization	27.2	25.1	78.5	74.7
Net income attributable to non-controlling interests	1.3	1.3	4.1	3.9

EBITDA	$39.7	$51.8	$103.7	$148.8
Restructuring and asset impairments	(0.1)	—	4.1	2.0
Bond redemption and other financing costs	4.7	—	25.2	—
Tax reorganization and regulatory costs	0.8	0.5	1.1	0.5
Acquisition and integration costs, net	0.5	1.2	1.1	3.0

Adjusted EBITDA	$45.6	$53.5	$135.2	$154.3

Press Release

EXHIBIT 8

COTT CORPORATION

SUPPLEMENTARY INFORMATION - NON-GAAP - FREE CASH FLOW AND ADJUSTED FREE CASH FLOW

(in millions of U.S. dollars)

Unaudited

	For the Three Months Ended
	September 27, 2014	September 28, 2013
Net cash provided by operating activities	$60.5	$87.4
Less: Capital expenditures	(10.8)	(10.2)

Free Cash Flow	$49.7	$77.2

	For the Nine Months Ended
	September 27, 2014	September 28, 2013
Net cash provided by operating activities	$37.6	$62.9
Less: Capital expenditures	(31.4)	(44.7)

Free Cash Flow	$6.2	$18.2

	For the Three Months Ended
	September 27, 2014	September 28, 2013
Free Cash Flow	$49.7	$77.2
Plus: Bond redemption cash costs	3.8	—

Adjusted Free Cash Flow	$53.5	$77.2

	For the Nine Months Ended
	September 27, 2014	September 28, 2013
Free Cash Flow	$6.2	$18.2
Plus: Bond redemption cash costs	20.8	—

Adjusted Free Cash Flow	$27.0	$18.2

Press Release

EXHIBIT 9

COTT CORPORATION

SUPPLEMENTARY INFORMATION - NON-GAAP - ADJUSTED NET INCOME

(in millions of U.S. dollars, except share and per share amounts)

Unaudited

	For the Three Months Ended		For the Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Net income (loss) attributed to Cott Corporation	$0.4	$12.0	$(9.5)	$28.5
Restructuring and asset impairments, net of tax	—	—	3.2	1.9
Bond redemption and other financing costs, net of tax	4.7	—	25.2	—
Tax reorganization and regulatory costs, net of tax	0.8	0.5	1.1	0.5
Acquisition and integration costs, net of tax	0.5	1.0	0.4	2.6

Adjusted net income attributed to Cott Corporation	$6.4	$13.5	$20.4	$33.5

Adjusted net income per common share attributed to Cott Corporation
Basic	$0.07	$0.14	$0.22	$0.35
Diluted	$0.07	$0.14	$0.21	$0.35
Weighted average outstanding shares (millions) attributed to Cott Corporation
Basic	93.6	94.2	94.1	94.9
Diluted	94.3	94.8	95.1	95.8

Press Release

EXHIBIT 10

COTT CORPORATION

SUPPLEMENTARY INFORMATION - NON-GAAP - ADJUSTED SELLING, GENERAL AND

ADMINISTRATIVE EXPENSES

(in millions of U.S. dollars)

Unaudited

	For the Three Months Ended		For the Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Selling, general and administrative expenses	$45.0	$37.9	$134.2	$120.9
Less: Acquisition and integration costs	0.5	0.5	3.4	2.0

Adjusted selling, general and administrative expenses	$44.5	$37.4	$130.8	$118.9

Press Release

EXHIBIT 11

COTT CORPORATION

SUPPLEMENTARY INFORMATION - NON-GAAP - ADJUSTED GROSS PROFIT

(in millions of U.S. dollars)

Unaudited

	For the Three Months Ended		For the Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Revenue, net	$535.0	$543.2	$1,561.0	$1,612.4
Gross profit	$63.5	$65.0	$187.6	$198.0
Plus: Inventory step-up	—	0.7	1.2	1.0

Adjusted gross profit	$63.5	$65.7	$188.8	$199.0

Adjusted gross profit as a percentage of revenue	11.9%	12.1%	12.1%	12.3%